Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated February 27, 2004, except for Note 2, the caption titled “Financial Statement Reclassifications and Restatements” and Schedule I, as to which the date is March 11, 2005, accompanying the consolidated financial statements and schedules included in the Annual Report of Countrywide Financial Corporation on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference in this Registration Statement on Form S-3 (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Los Angeles, California
February 9, 2006